Exhibit 99.1

KINDER MORGAN, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 16, 2011, El Paso Corporation, a Delaware corporation (referred to as “El Paso”), together with Sirius Holdings Merger Corporation, a Delaware corporation (referred to as “Sirius Holdings”) and a direct, wholly owned subsidiary of El Paso, and Sirius Merger Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Sirius Holdings, entered into an Agreement and Plan of Merger (referred to as the “merger agreement”) with Kinder Morgan, Inc., a Delaware corporation (referred to as “Kinder Morgan”), Sherpa Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Kinder Morgan, and Sherpa Acquisition, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Kinder Morgan. Pursuant to the merger agreement, El Paso will become a wholly owned subsidiary of Kinder Morgan. The merger contemplated by the merger agreement is referred to as the “second merger,” and the transactions contemplated by the merger agreement and related agreements are referred to as the “transactions.” Pursuant to the transactions, El Paso stockholders will receive, upon their election, cash and/or shares of Class P common stock of Kinder Morgan (referred to as the “Kinder Morgan Class P common stock”), as well as warrants to purchase shares of Kinder Morgan Class P common stock (referred to as the “warrants”).

Completion of the transactions remains subject to approval by the stockholders of Kinder Morgan and El Paso, as well as the satisfaction or waiver of the other closing conditions specified in the merger agreement.

The following pro forma condensed combined financial information has been developed by applying pro forma adjustments to the individual historical audited financial statements of Kinder Morgan and El Paso. The following unaudited pro forma condensed combined balance sheet data as of December 31, 2011 of Kinder Morgan has been prepared to give effect to the transactions as if the second merger had occurred on December 31, 2011. The following unaudited pro forma condensed combined statement of income data of Kinder Morgan for the year ended December 31, 2011 has been prepared to give effect to the transactions as if the second merger had occurred on January 1, 2011.

The unaudited pro forma condensed combined financial information includes pro forma adjustments that are factually supportable and directly attributable to the transactions. In addition, with respect to the unaudited pro forma condensed combined statement of income, the unaudited pro forma adjustments are expected to have a continuing impact on the combined results. The unaudited pro forma statements present El Paso’s exploration and production business (referred to as “EP Energy”) as current assets and liabilities held for sale as of December 31, 2011 and as discontinued operations beginning January 1, 2011, as Kinder Morgan intends to sell the assets of EP Energy. This unaudited pro forma condensed combined financial information has been prepared in accordance with accounting principles generally accepted in the United States of America (referred to as “U.S. GAAP”), in U.S. dollars, in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805—Business Combinations and the regulations of the SEC.

The unaudited pro forma condensed combined statement of income does not include the following non-recurring items: (i) costs associated with the transactions which are not capitalized as part of the transactions, (ii) the elimination of El Paso’s debt issuance costs, which are reflected as an asset on its balance sheet as of December 31, 2011, (iii) known contractual severance costs based on identifying certain employees that will be involuntarily terminated, and (iv) the additional expense associated with accelerated vesting of El Paso’s share-based arrangements. The unaudited pro forma condensed combined balance sheet has been adjusted to reflect these non-recurring items. The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies, and revenue enhancements expected to result from the transactions or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that Kinder Morgan believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial information is presented for informational purposes only. The following unaudited pro forma condensed combined financial information is not necessarily indicative of the results that might have occurred had the second merger taken place on December 31, 2011 for balance sheet purposes, and on January 1, 2011 for statement of income purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the sections titled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” “Selected Historical Consolidated Financial Data—Kinder Morgan Selected Historical Consolidated Financial Data,” “Additional Information About Kinder Morgan—Kinder Morgan’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated audited financial statements of Kinder Morgan and El Paso included elsewhere, or incorporated by reference, in the Registration Statement on Form S-4 (File No. 333-177895) filed by Kinder Morgan with the SEC. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

KINDER MORGAN, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2011

(In millions)

	Historical		Pro Forma Adjustments			Pro Forma Combined
	Kinder Morgan	El Paso	EP Energy Sale(a)	El Paso Acquisition(b)
ASSETS
Current assets	$1,663.3	$1,577.0	$(520.0)	$(4.0)	(c)	$2,851.0
				134.7	(d)
Current assets held for sale	—	—	4,961.0	3,290.0	(a)	8,251.0

Total current assets	1,663.3	1,577.0	4,441.0	3,420.7		11,102.0
Property, plant and equipment, net	17,926.0	19,170.0	(4,067.0)	(1,937.7)	(e)	31,091.3
Investments	3,744.4	2,739.0	(346.0)	484.0	(f)	6,621.4
Goodwill	5,073.5	—	—	19,337.7	(g)	24,411.2
Deferred charges and other assets	2,309.8	828.0	(28.0)	820.6	(h)	3,930.4

Total Assets	$30,717.0	$24,314.0	$—	$22,125.3		$77,156.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$4,529.0	$2,148.0	$(542.0)	$7,375.0	(i)	$13,531.0
				25.0	(j)
				(4.0)	(c)
Current liabilities held for sale	—	—	1,952.0	—		1,952.0

Total current liabilities	4,529.0	2,148.0	1,410.0	7,396.0		15,483.0

Long-term debt	14,356.4	12,605.0	(851.0)	5,855.2	(i)	31,965.6

Deferred income taxes	2,199.1	612.0	(291.0)	383.5	(k)	2,903.6
Other long-term liabilities and deferred credits	1,064.9	1,814.0	(268.0)	—		2,610.9

Total other long-term liabilities and deferred credits	3,264.0	2,426.0	(559.0)	383.5		5,514.5

Stockholders’ equity
Class P shares	1.7	—	—	3.3	(m)	5.0
Class A shares	5.4	—	—	—		5.4
Class B shares	0.9	—	—	—		0.9
Class C shares	—	—	—	—		—
Common stock	—	2,362.0	—	(2,362.0)	(l)	—
Additional paid-in capital	3,430.1	5,364.0	—	(5,364.0)	(l)	14,653.2
				11,223.1	(m)
Retained earnings (accumulated deficit)	(3.0)	(2,293.0)	—	2,293.0	(l)	(18.9)
				(15.9)	(j)
Accumulated other comprehensive loss	(114.6)	(796.0)	—	796.0	(l)	(114.6)
Treasury stock	—	(283.0)	—	283.0	(l)	—

Total Kinder Morgan Stockholders’ Equity	3,320.5	4,354.0	—	6,856.5		14,531.0
Noncontrolling interests	5,247.1	2,781.0	—	1,634.1	(n)	9,662.2

Total Stockholders’ Equity	8,567.6	7,135.0	—	8,490.6		24,193.2

Total Liabilities and Stockholders’ Equity	$30,717.0	$24,314.0	$—	$22,125.3		$77,156.3

The accompanying notes are an integral part of these

unaudited pro forma condensed combined financial statements.

KINDER MORGAN, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2011

(In millions, except per share amounts)

	Historical			Pro Forma Adjustments			Pro Forma Combined
	Kinder Morgan		El Paso	EP Energy Sale(a)	El Paso Acquisition(b)
Operating revenues	$8,264.9		$4,860.0	$(1,867.0)	$(44.3)	(o)	$11,213.6

Operating costs and expenses
Gas purchases and other costs of sales	3,400.8		181.0	(85.0)	(44.3)	(o)	3,452.5
Other operating expenses	3,325.4		3,547.0	(1,244.1)	(42.0)	(p)	5,586.3

Total operating costs and expenses	6,726.2		3,728.0	(1,329.1)	(86.3)		9,038.8

Operating income	1,538.7		1,132.0	(537.9)	42.0		2,174.8

Other income and (expenses)
Equity in earnings of other equity investments	313.1		151.0	7.0	—		471.1
Interest expense, net	(703.3)		(948.0)	9.0	(180.4)	(q)	(1,822.7)
Other, net	(133.5)		42.0	2.0	—		(89.5)

Total other income and (expenses)	(523.7)		(755.0)	18.0	(180.4)		(1,441.1)

Income (loss) from continuing operations before income taxes	1,015.0		377.0	(519.9)	(138.4)		733.7
Income tax expense (benefit)	362.8		(50.0)	(237.3)	(56.0)	(r)	19.5

Income (loss) from continuing operations	652.2		427.0	(282.6)	(82.4)		714.2
Income (loss) from discontinued operations, net of tax	7.8		—	282.6	(193.7)	(s)	96.7

Net income (loss)	660.0		427.0	—	(276.1)		810.9
Net income attributable to noncontrolling interests	(65.6)		(286.0)	—	(15.9)	(t)	(367.5)

Net income (loss) attributable to Kinder Morgan	$594.4		$141.0	$—	$(292.0)		$443.4

Basic Earnings Per Common Share from Continuing Operations
Class P shares	$ 0.73	(u)					$0.33	(x)
Class A shares	$ 0.67	(u)					$0.27	(x)
Basic Weighted Average Number of Shares Outstanding
Class P shares	118.0				329.2	(v)	446.4
					(0.8)	(w)
Class A shares	589.0				0.8	(w)	589.8
Diluted Earnings Per Common Share from Continuing Operations
Class P shares	$ 0.73	(u)					$0.33	(x)
Class A shares	$ 0.67	(u)					$0.27	(x)
Diluted Weighted Average Number of Shares Outstanding
Class P shares	707.6				329.2	(v)	1,036.8
Class A shares	589.0				0.8	(w)	589.8

The accompanying notes are an integral part of these

unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements (the “Unaudited Pro Forma Statements”) give effect to the proposed transactions under the purchase method of accounting. The unaudited pro forma condensed combined balance sheet gives effect to the transactions as if the second merger had occurred on December 31, 2011. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2011 gives effect to the transactions as if the second merger had occurred on January 1, 2011. The Unaudited Pro Forma Statements present EP Energy as current assets and liabilities held for sale as of December 31, 2011 and discontinued operations beginning January 1, 2011, as Kinder Morgan intends to sell the assets of EP Energy.

These Unaudited Pro Forma Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions described below. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of Kinder Morgan would have been if the transactions had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of Kinder Morgan for any future periods or as of any date. The Unaudited Pro Forma Statements do not give effect to any cost savings, operating synergies, and revenue enhancements expected to result from the transactions or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

The Unaudited Pro Forma Statements should be read in conjunction with (i) Kinder Morgan’s Annual Report on Form 10-K for the year ended December 31, 2011, and (ii) El Paso’s Annual Report on Form 10-K for the year ended December 31, 2011, both filed with the SEC.

Note 2—Pro Forma Adjustments and Assumptions

(a)	Sale of EP Energy

On February 24, 2012, certain subsidiaries of El Paso entered into a Purchase and Sale Agreement to sell EP Energy to Apollo Global Management L.L.C., Riverstone Holdings, LLC, Access Industries, Inc. and certain other parties for $7.15 billion, subject to adjustments for certain items. The EP Energy sale is conditioned upon the closing of the second merger. Accordingly, the assets and liabilities of EP Energy have been reclassified as current assets and liabilities held for sale on the accompanying unaudited pro forma condensed combined balance sheet. In addition, the results of operations (excluding indirect corporate overhead allocations) for EP Energy have been reclassified to discontinued operations on the accompanying unaudited pro forma condensed combined statement of income beginning January 1, 2011. El Paso’s net operating loss carryforwards are expected to significantly offset the cash taxes associated with this sale and the resulting cash raised will significantly reduce the debt borrowed to fund the cash portion of this transaction. The assets and liabilities held for sale have been shown in the Pro Forma Combined column of the Unaudited Pro Forma Statements based on the price in the Purchase and Sale Agreement. An increase of $100 million in the fair value for these assets would have the following impacts to the accompanying Unaudited Pro Forma Statements:

Unaudited pro forma condensed combined balance sheet:

•

Increasing the fair value of assets held for sale by $100 million and decreasing goodwill by $100 million. The tax effect of this adjustment would increase deferred income tax liabilities by $36.3 million and increase goodwill by $36.3 million, for a net reduction to goodwill of $63.7 million. As noted above, we anticipate that El Paso’s net operating loss carryforwards will significantly offset the cash taxes associated with this sale.

Unaudited pro forma condensed combined income statement:

•	Interest expense will shift from continuing operations to discontinued operations in the amount of $4.9 million. Net of income taxes of 36.3% the impact is $3.2 million.

A decrease of $100 million in the sales price would have the opposite impact to the accompanying Unaudited Pro Forma Statements.

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(b)	Represents pro forma adjustments to reflect the proposed transactions under the purchase method of accounting. Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price over the preliminary estimated fair value of net assets acquired is classified as goodwill on the accompanying unaudited pro forma condensed combined balance sheet. Such goodwill is not amortized but will be evaluated for impairment on, at least, an annual basis. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on preliminary management estimates and are subject to final valuation adjustments which may cause some of the amounts ultimately recorded as goodwill to be materially different from those shown on the unaudited pro forma condensed combined balance sheet. The preliminary estimates used to prepare the pro forma information presented will be updated after the closing of the transactions based upon management’s final analysis prepared with the assistance of third party valuation advisors. The price at which the warrants will trade, as well as the ultimate value to be realized with respect to the warrants, is uncertain. Recognizing that it is not possible to determine a precise fair market value of the warrants at this time, Kinder Morgan and El Paso have had Morgan Stanley & Co. LLC, Evercore Group L.L.C. and Barclays Capital Inc., their financial advisors, each independently value the warrants using Black-Scholes and other valuation methods. Based on the valuation ranges calculated by the financial advisors, Kinder Morgan estimates the fair value, in accordance with ASC 820, Fair Value Measurements and Disclosures, to be approximately $1.50 per warrant.

The following is a preliminary estimate of the purchase price for El Paso (in millions, except per share and per warrant amounts):

Purchase Price:
El Paso shares outstanding	765.8
Dilutive effect of El Paso outstanding restricted stock and stock options	20.5

Total El Paso shares assumed to be subject to conversion	786.3
Cash conversion amount per El Paso share	$14.65

Cash portion of purchase price (assumed to be funded through borrowings)	$11,520.0

Total El Paso shares assumed to be subject to conversion	786.3
El Paso share conversion rate	0.4187

Total Kinder Morgan Class P common shares assumed to be issued	329.2
Kinder Morgan Class P common share closing price as of February 23, 2012 (1)	$32.32

Assumed fair value of equity portion of purchase price	$10,641.1

Total El Paso shares assumed to be subject to conversion	786.3
Exchange rate for Kinder Morgan warrants	0.64

Total Kinder Morgan warrants assumed to be issued	503.3
Kinder Morgan warrant estimated fair value per warrant	$1.50

Assumed fair value of Kinder Morgan warrants portion of purchase price	$754.9

Total consideration assumed to be paid (excluding debt assumed)	$22,916.0
Less: El Paso share based awards to be expensed (2)	(169.6)

Purchase price before noncontrolling interest	22,746.4

Fair value of noncontrolling interests in EPB (3)	4,415.1

Total purchase price and fair value of noncontrolling interests	$27,161.5

(1)	The final purchase price will be based on the fair value of Kinder Morgan’s Class P common stock and Kinder Morgan warrants as of the closing date. Because the El Paso share conversion rate and the exchange rate for the warrants are fixed, the market value of the shares of Kinder Morgan Class P common stock and/or Kinder Morgan warrants that El Paso stockholders receive as part of the merger consideration may vary significantly from the purchase price calculated above. A 5% change in the market value of Kinder Morgan stock would result in an increase or decrease to the total purchase price of approximately $532 million (assuming no change in the value of the Kinder Morgan warrants). A 20% change in the fair value of Kinder Morgan warrants would result in an increase or decrease to the total purchase price of approximately $150 million. The impact of this change on the purchase price allocation would be to increase or decrease the amount of goodwill recognized in this transaction.

(2)	Represents an estimate of the portion of the fair value of El Paso’s share based awards pertaining to post-combination service, as of December 31, 2011, which will be excluded from the merger consideration and will be immediately expensed in Kinder Morgan’s post-combination financial statements as no post-combination service is required of the recipients. The final fair value of El Paso’s share based awards will be determined as of the closing date and will be impacted by the market value of Kinder Morgan Class P common stock and/or Kinder Morgan warrants exchanged for settlement of these awards. In addition, the allocation of fair value to post-combination service will decrease as more time passes between the grant dates of El Paso’s share based awards and the closing date of this transaction. For example, if this calculation were updated as of March 31, 2012 with no changes to valuation other than the passage of time, the estimated portion of the fair value allocated to post-combination service would decrease from $169.6 million to $128.1 million.

(3)	The fair value of noncontrolling interests associated with El Paso’s investment in El Paso Pipeline Partners, L.P. (referred to as “EPB”) is based on the 117.3 million EPB common units outstanding to the public as of December 31, 2011, and valued at EPB’s February 23, 2012 closing price of $37.64 per common unit. The final fair value of noncontrolling interest will be based on the number of EPB common units outstanding and the price of EPB’s common units as of the closing date.

The preliminary allocation of the purchase price is as follows (in millions):

Purchase Price Allocation:
Current assets	$1,053.0
Current assets held for sale	8,251.0
Goodwill	19,337.7
Investments	2,877.0
Property, plant and equipment, net	13,165.3
Deferred charges and other assets	1,475.3
Current liabilities	(2,177.0)
Current liabilities held for sale	(1,952.0)
Deferred income taxes	(713.6)
Other deferred credits	(1,546.0)
Long-term debt	(12,609.2)

Total purchase price and fair value of noncontrolling interests	$27,161.5

(c)	To eliminate balances between Kinder Morgan and El Paso.

(d)	Represents amounts expected to be borrowed in excess of the purchase price net of financing fees. Kinder Morgan expects to borrow approximately $280.0 million in excess of the cash purchase price. Of this amount, approximately $145.3 million will be used to pay financing fees and the balance will be used to pay transaction expenses, such as financial advisory, legal, accounting, printing and filing fees and severance costs. Severance costs included herein will be expensed in Kinder Morgan’s post-combination financial statements. When the allocation of other costs between expense and capital can be reasonably determined, El Paso and Kinder Morgan will either (i) expense their respective financial advisory, legal, accounting, printing and filing fees incurred in connection with the transactions in their respective financial statements for the periods prior to the closing of the transactions or (ii) capitalize any of these fees incurred to issue debt or equity securities in accordance with other applicable U.S. GAAP.

(e)	Represents a pro forma adjustment to property, plant and equipment for historical excess purchase costs associated with El Paso’s acquisitions of regulated assets. This adjustment is necessary to reflect El Paso’s property, plant and equipment balances at their estimated regulatory fair value in conformity with Kinder Morgan’s accounting policy.

(f)	To adjust the carrying value of El Paso’s equity investments to estimated fair value.

(g)	To reflect the establishment of goodwill, estimated as the excess of merger consideration (including cash, Class P common shares, warrants and the fair value of noncontrolling interests) over the estimated fair value of the assets acquired and liabilities assumed.

(h)	Represents the net adjustment to deferred charges and other assets to reflect (i) a $783.3 million regulatory offset to the fair value of debt adjustment recorded on debt in regulated companies, (ii) $145.3 million in new debt issuance costs associated with the incremental debt issued in the transactions and (iii) a $108.0 million adjustment of El Paso’s historical debt issuance costs to its estimated fair value of zero.

(i)

Represents the net adjustment to short term and long term debt to (i) reflect the issuance of $6.8 billion in short term debt to fund a portion of the cash purchase price, (ii) reflect the issuance of $4.7 billion long term debt to fund a portion of the cash purchase price, (iii) reflect the $575.0 million repayment of El Paso’s

December 31, 2011 outstanding balance on its revolving credit facility which is classified as long term debt and a $575.0 million borrowing on Kinder Morgan’s upsized credit facility which is classified as short term debt, (iv) reflect the issuance of $280.0 million of long-term debt borrowed in excess of cash purchase price, and (v) adjust the carrying value of El Paso’s long term debt to its estimated fair value as of December 31, 2011 ($1.4 billion).

(j)	To reflect approximately $25 million ($15.9 million after-tax) for known contractual severance costs for certain identified employees that will be involuntarily terminated. These severance costs will be expensed in Kinder Morgan’s post-combination financial statements. A plan to identify additional employees will be completed shortly before the consummation date of transactions. Additional severance costs are likely, however, the amount of these costs is not known at this time.

(k)	To reflect the impact on deferred taxes resulting from the tax effects of other pro forma balance sheet adjustments described herein using Kinder Morgan’s statutory federal and state tax rate of 36.3%.

(l)	To reflect the elimination of the historical stockholders’ equity balances of El Paso.

(m)	Represents the fair value of Kinder Morgan Class P common stock and warrants issued as part of the purchase price ($3.3 million to Class P shares par value and $11.2 billion to additional paid-in-capital).

(n)	To adjust the carrying value of noncontrolling interests associated with EPB to fair value based on the 117.3 million EPB common units outstanding to the public as of December 31, 2011 and valued at EPB’s February 23, 2012 closing price of $37.64 per common unit. The final fair value of noncontrolling interest will be based on the number of EPB common units outstanding and the price of EPB’s common units as of the closing date.

Unaudited Pro Forma Condensed Combined Statement of Income Adjustments

(o)	To eliminate activity between Kinder Morgan and El Paso.

(p)	Represents a pro forma adjustment to depreciation expense related to the adjustment of property, plant and equipment for the historical excess purchase costs associated with El Paso’s acquisitions of regulated assets, as discussed in footnote (e) above. These historical excess purchase costs on regulated assets were previously being depreciated over approximately 60 years.

(q)

Year Ended December 31, 2011
(in millions)
Interest expense on debt issued in these transactions (1)	$(219.2)
Amortization of debt issuance costs (2)	(46.3)
Debt refinanced in conjunction with these transactions (3)	(10.4)
Amortization of fair value adjustment to El Paso’s debt (4)	138.9
Amortization of regulatory offset to fair value adjustment to El Paso’s debt (5)	(71.4)
Reversal of El Paso’s amortization of capitalized debt issuance costs (6)	28.0

Pro forma adjustments to interest expense	$(180.4)

(1)	Represents incremental interest expense associated with continuing operations on the debt issued in these transactions. Kinder Morgan has obtained an $11.8 billion financing commitment from a syndicate of banks. The incremental debt issued will have two components (i) a $6.8 billion 364-day senior secured term loan credit facility which will bear interest at LIBOR plus 300 basis points (based on Kinder Morgan’s current credit rating) (referred to as the “364-Day Facility”) and (ii) a $5.0 billion three year senior secured term loan credit facility which will bear interest at LIBOR plus 350 basis points (based on Kinder Morgan’s current credit rating) (referred to as the “Term Facility). The spread over LIBOR on the 364-Day Facility and the Term Facility may increase or decrease based on Kinder Morgan’s credit ratings. The 364-Day Facility provides for additional fees as well as an increase in LIBOR margin during the 364-day term.

For purposes of this Unaudited Pro Forma Statement, it was assumed that the incremental $11.8 billion of debt would have an average annual interest cost of 4.0%. A change of 0.125% in the effective interest rate on the incremental debt would cause a change in annual interest expense of $9.4 million, net of income tax.

(2)	Represents amortization of debt issuance costs associated with continuing operations on the debt issued in these transactions over the lives of the two debt facilities.

(3)	Represents increased interest expense associated with the debt refinanced in conjunction with the transactions. In conjunction with the transactions, Kinder Morgan will upsize its existing senior secured revolving credit facility from $1.0 billion to $1.75 billion, repay the $575.0 million outstanding as of December 31, 2011 on El Paso’s revolving credit facility using the upsized Kinder Morgan credit facility, and retire the El Paso credit facility. The rate difference between (i) Kinder Morgan’s upsized credit facility and its existing credit facility (approximately 187.5 basis points) and (ii) Kinder Morgan’s upsized credit facility and El Paso’s credit facility (approximately 75 basis points) is reflected herein.

(4)	Represents the reduction of interest expense for the amortization of the fair value of El Paso’s debt purchase price adjustment using the effective interest rate method. The estimated future reduction of interest expense for the amortization of the fair value of debt purchase price adjustment for each of the next five fiscal years (2012 – 2016) would be approximately $139 million, $136 million, $129 million, $124 million and $106 million, respectively.
(5)	Represents the increase of interest expense for the amortization of the regulatory offset to the fair value adjustment to El Paso’s debt in regulated subsidiaries. The estimated future amortization expense related to this regulatory offset for each of the next five fiscal years (2012 – 2016) would be approximately $71 million, $74 million, $77 million, $80 million and $65 million, respectively.

(6)	Represents the reversal of El Paso’s historical amortization expense associated with its capitalized debt issuance costs, which is included in El Paso’s historical interest expense for the year ended December 31, 2011.

(r)	Pro forma adjustment to income tax expense, calculated using Kinder Morgan’s statutory federal and state income tax rate of 36.3%.

(s)	Represents the incremental interest expense, net of income taxes, on the portion of the $11.8 billion of debt issued in the transactions that is allocated to discontinued operations. The amount of debt allocated to discontinued operations is equal to EP Energy’s estimated fair value. Net proceeds received from the sale of EP Energy will be required by the terms of the 364-Day Facility and the Term Facility to be used to pay down debt.

(t)	To allocate net income to noncontrolling interests for pro forma adjustments related to the portion of EPB that El Paso does not own. El Paso owns a 2% general partner and a 41.8% limited partner interest in EPB with 56.2% of EPB being owned by noncontrolling interests. Pro forma adjustments related to EPB include a portion of the adjustments described in footnote (q) above to reflect (i) a reduction in interest expense related to the amortization of El Paso’s fair value of debt purchase price adjustment and (ii) the reversal of El Paso’s historical amortization expense associated with its capitalized debt issuance costs. The pro forma adjustments to noncontrolling interests were calculated by multiplying these two pro forma adjustments by 56.2%.

(u)	Earnings per share from continuing operations. Does not include $0.01 of earnings per share from discontinued operations.

(v)	Assumes the 329.2 million Class P shares issued in conjunction with the second merger were outstanding as of January 1, 2011.

(w)	Assumes the shares issued in Kinder Morgan’s February 2011 Initial Public Offering and the related conversion of 1,110,672 Class P shares were outstanding as of January 1, 2011.

(x)	The following table sets forth the computation of basic and diluted earnings per share from continuing operations (in millions, except per share amounts):

	Net Income Available to Shareholders
	Class P	Class A	Participating Securities(1)	Total
Net income from continuing operations				$714.2
Less: noncontrolling interests				(367.5)

Net income attributable to shareholders from continuing operations				346.7
Kinder Morgan dividends declared during period	$331.4	$400.0	$38.2	(769.6)

Excess distributions over earnings	(182.1)	(240.6)	(0.2)	$(422.9)

Total net income attributable to shareholders from continuing operations	$149.3	$159.4	$38.0	$346.7

Basic Earnings Per Share from Continuing Operations
Basic Weighted Average Number of Shares Outstanding	446.4	589.8	N/A

Basic Earnings per Common Share from Continuing Operations(2)	$0.33	$0.27	N/A

Diluted Earnings per Share from Continuing Operations
Total net income attributable to shareholders from continuing operations (assuming conversions)(2)(3)	$346.7	$159.4	N/A

Diluted Weighted Average Number of Shares	1,036.8	589.8	N/A

Diluted Earnings per Common Share from Continuing Operations(2)	$0.33	$0.27	N/A

(1)	Participating securities include Class B shares, Class C shares and unvested restricted stock awards issued to non-senior management employees that contain rights to dividends.

(2)	The Class A shares earnings per share as compared to the Class P shares earnings per share is different due to the sharing of economic benefits (including dividends) amongst the Class A, B, and C shares. For the year ended December 31, 2011, this difference is created by the priority dividend paid to the Class B shareholders that reduces the dividends paid to the Class A shareholders. Kinder Morgan’s Class A, B and C shares are referred to as “investor retained stock,” and are convertible into a fixed number of Class P shares. In the aggregate, the investor retained stock is entitled to receive a dividend per share on a fully converted basis equal to the dividend per share on the Class P common stock. The conversion of shares of investor retained stock into Class P shares will not increase Kinder Morgan’s total fully-converted shares outstanding, nor impact the aggregate dividends Kinder Morgan pays or the dividends Kinder Morgan pays per share on Class P common stock.

(3)	For the diluted earnings per share calculation, total net income attributable to shareholders from continuing operations is divided by the adjusted weighted average shares outstanding during the period, including all dilutive potential shares.